Exhibit 10.1

Ingersoll-Rand plc	U.S. Mailing Address
170/175 Lakeview Drive	800-E Beaty Street
Airside Business Park	P.O. Box 940
Swords, Co. Dublin, Ireland	Davidson, NC 28036
Tel: +353 1 870 7400	Tel: 704-655-5822
Fax: +353 1 870 7401	Fax: 704-655-5815

Herbert L. Henkel

Chairman of the Board

February 3, 2010

Mr. Michael W. Lamach

107 Eastham Court

Mooresville, NC 28117

Dear Mike:

Congratulations on your promotion to President and Chief Executive Officer (“CEO”) for Ingersoll-Rand plc (the “Company”) effective on February 3, 2010. This position will be located in Davidson, North Carolina. The following is an addendum to the terms of your employment agreement dated December 24, 2003, which was amended on June 4, 2008 and again on February 4, 2009. The following summarizes your compensation and benefits in this new role.

1.	Effective on February 3, 2010, your annual base salary as President and CEO will increase from $700,000 to $1,000,000 (one million U.S. dollars), paid monthly.

2.	Effective for fiscal year 2010, your Annual Incentive Matrix (“AIM”) target opportunity will increase from 110% to 150% of your base salary. The actual AIM award paid is dependent on your performance and the performance of Ingersoll-Rand plc. This award will be determined by the Compensation Committee of the Board of Directors (“Committee”) based on performance against pre-established financial, operational and strategic objectives for the Company as well as your own individual performance.

3.	Effective for fiscal year 2010, the value of your annual equity target opportunity has been increased from $900,000 to $2,750,000. The Committee will use this new target when determining your 2010 grant which will occur on or about February 16, 2010. Your 2010 equity grant will be comprised entirely of stock options. Annual equity grants are contingent on your sustained performance and demonstrated leadership and may vary from the target opportunity.

4.	Effective for fiscal year 2010, the value of your annual Performance Share Unit (“PSU”) target opportunity has been increased from $900,000 to $2,750,000. The Committee will use this new target when determining your grant for the 2010 to 2012 performance period, which will occur on or about February 16, 2010. The actual number of shares paid out at the end of the performance period is based on Ingersoll-Rand plc Earnings per Share (“EPS”) growth from continuing operations relative to S&P Industrial peers.

5.	The terms of your Change-in-Control agreement will remain unchanged.

6.	In the event your employment with Ingersoll Rand were to involuntarily terminate (other than for cause), you would be eligible to receive a severance payment equal to two times the sum of your current annual base salary plus a prorated AIM award for the current year based on days worked and determined on full year performance results (paid in February of the following year according to the terms of plan). This severance payment is subject to signing a release in the form acceptable to the Company.

7.	With the exception of the Executive Deferred Compensation Plan (“EDCP”), to which you may no longer contribute, you will continue to participate at your current level in the following plans: Elected Officer Supplemental Program (“EOSP”), non-qualified excess plans, executive long-term disability plan, executive car program, financial counseling program, and the executive health program.

8.	Your share ownership guideline will increase from 75,000 to 150,000 shares pursuant to the policy established for the CEO position. You will have five years from the date of your appointment as President and CEO to achieve this level of share ownership.

9.	For security and safety reasons, you are required to use company-provided aircraft for both business and personal reasons. Ingersoll-Rand will pay up to $150,000 annually for personal use of the company-provided aircraft, based on any incremental cost realized by the Company as determined under Security and Exchange Commission (“SEC”) rules. Furthermore, you will not be grossed-up for any personal individual income tax incurred when company provided aircraft is used for personal business. Lastly, family members can accompany you on personal/business trips; however, they may not use the company provided aircraft if you are not accompanying them.

As I am sure you can appreciate, your role provides you with the most intimate knowledge of our Company, its products and its people. You acknowledge herein your understanding of the Confidentiality Provisions of the Code of Conduct and of other Documents, e.g., Agreement Concerning Inventions and Proprietary Information.

In addition, part of your above described compensation is in specific consideration for you providing reasonable Non-Solicitation, Non-Compete, and Non-Disparagement assurances to us should you depart from the Company for any reason. Such provisions are described herein:

10.	Non-Solicitation: For a period of two years following the end of your employment, you agree not to directly or indirectly recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

11.	Non-Compete: For a period of two years following the end of your employment, you agree to refrain from competing with the Company with respect to any aspect of its businesses, including without limitation, the design, manufacture, sale or distribution of similar or competitive products as an employee or consultant/representative/owner of a competitor of the Company.

12.	Non-Disparagement: From your departure and in perpetuity, you further agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers.

You agree that any violation of these commitments will be a material breach by you of the above terms. You will also be liable for damages (both compensatory and punitive) incurred by the Company as a result of the Breach of any Confidentiality or Breach of the above paragraphs 10 - 12.

Mike, congratulations again on your promotion and I wish you much success as CEO. If you have any questions regarding the changes in your compensation and benefits, please contact Marcia Avedon or Jeff Blair.

Best Regards,

/s/ Herbert L. Henkel

Herbert L. Henkel
Chairman of the Board

cc:	Marcia Avedon

Jeff Blair

Offer Accepted By:

/s/ Michael W. Lamach	02/03/10
Michael W. Lamach	Date

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